Exhibit 99.1

J. B. Hunt Transport Services, Inc.

615 J.B. Hunt Corporate Drive

Lowell, Arkansas   72745

(NASDAQ:  JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FIRST QUARTER 2003

LOWELL, ARKANSAS, April 14, 2003 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2003 net earnings of $11.2 million, or diluted earnings per share of 28 cents, compared with 2002 first quarter earnings of $4.9 million, or 13 cents per diluted share on 8% higher average diluted shares outstanding in the 2003 period.

Total operating revenue for the current quarter was $571 million, compared with $510 million during the first quarter of 2002. Revenue was affected by an increase in fuel surcharge revenue of $21.5 million due to significantly higher fuel prices in the first quarter of 2003.  Excluding this increase in fuel surcharge revenue, total revenue increased 8%.  During the first quarter of 2003, Truck segment revenue, excluding fuel surcharges, increased 2%, while the Intermodal segment revenue, excluding fuel surcharges, rose 12% over the comparable period of 2002.  Dedicated segment (DCS) revenue, excluding fuel surcharge revenue, increased 9% during the current quarter.

Given the tremendous fuel cost increase impacting both Truck and Dedicated Contract Services (DCS) business units, we are extremely pleased with the first quarter profitability.  While net earnings for the quarter increased 130%, they were negatively impacted by the large increase in fuel prices.  In fact, fuel costs, excluding fuel taxes, increased 58%.  The impact of the increase in fuel costs, net of customer reimbursement in the form of higher fuel surcharge revenue, on first quarter 2003 earnings per share was 4 cents per diluted share.  In spite of the unexpected run-up in fuel costs, the Truck business unit met its internal budget for the quarter while DCS was unable to overcome the higher fuel costs, difficult winter weather in a big part of their operating area and aggressive elimination of non-performing projects. Partially offsetting the shortfall in earnings from fuel cost pressures, the Intermodal business segment exceeded management expectations for the quarter and helped to defray the negative effect of fuel costs.  The effective income tax rate for the first quarter of 2003 increased to 38%, in line with previous estimates, up from 23.5% in 2002.  This increase was primarily due to the implementation of an accountable expense reimbursement plan (driver per diem plan) and the significant increase in 2003 earnings.  The driver per diem plan increased our effective tax rate by approximately 4.5 percentage points.

The Truck operating ratio was 99.3% which met our internal plan and marked the first time the business segment recorded an operating profit in the first quarter since the separation from Intermodal in 2000.  Continuing the profitability improvement vs. the prior year quarter, the Truck operating ratio dropped 190 basis points compared to the same quarter a year ago in spite of the very difficult fuel price environment. The rising cost of fuel negatively impacted Truck’s operating ratio by 108 basis points.  The operating ratio for the Truck segment exceeded 100% in January and February, but turned solidly profitable in March.  Rate yields continued to improve as the loaded rate per mile (excluding fuel surcharges) increased 4% relative to a year ago and exceeded our estimates for the first quarter.  In spite of a tentative economy and less-than-robust freight levels particularly in the first 6 weeks of the quarter, empty miles continued the improvement of recent quarters and declined to 9.5% vs. 10.1% for the first quarter a year ago.  The higher rates and lower empty miles are a result of our yield management initiatives designed to improve revenue quality.  Revenue, excluding fuel surcharges, per tractor per work day of $519 improved by 5% over the same quarter a year ago, while March revenue, excluding fuel surcharges, per tractor per work day was $586, a 7% improvement over March of 2002.  The average number of trucks was 5,596 for the first quarter 2003 and 5,879 for the first quarter 2002.  No additions in capacity are planned for the Truck segment until satisfactory margins are achieved.

In the Intermodal segment, the operating ratio was 91.2% vs. 94.3% for the first quarter of 2002.  This marks the second consecutive quarter Intermodal has posted a sub-92% operating ratio.  Intermodal revenue per loaded mile (excluding fuel surcharge) was up 1% when compared with the same period in 2002.  As in the Truck segment, yield management activity in Intermodal resulted in a more profitable freight mix by successfully de-emphasizing less profitable lanes.  Utilization of company containers as measured in turns per month improved 6% vs. a year ago.  Intermodal demand was strong throughout the quarter.  Indeed, the last 7 days of the quarter were at levels slightly ahead of the last 7 days of the third quarter of 2002, typically a much stronger week in terms of demand.

The operating ratio for the DCS segment was 97.7% vs. 96.3% for the first quarter of 2002.  Similar to the Truck segment, significantly higher fuel costs, which escalated quickly during the quarter, negatively impacted profitability for the quarter. The rising cost of fuel negatively impacted DCS’s operating ratio by 84 basis points.  In spite of the soaring fuel costs and the elimination of some remaining non-performing projects, the segment achieved better utilization of segment assets as revenue per tractor per workday improved 2% for the quarter.  Additionally, efforts to reduce costs showed positive results for the segment relative to a year ago.  Demand in the DCS segment was negatively impacted by the on-going U.S. economic malaise particularly in January and February.  The unit also recorded a write-down of accounts receivable from a customer which recently filed for bankruptcy.  We are encouraged by March results, which met our internal plan, and the overall improvement in the quality of current projects and believe the unit is back on track toward achieving more historical returns.  The average number of trucks in the unit was 4,679 for the first quarter of 2003 vs. 4,418 for the first quarter of 2002.

Significantly higher fuel costs and periods of harsh winter weather prevented Truck and DCS earnings from meeting internal expectations in January and February.  March was much more encouraging particularly as it relates to management expectations for the balance of the year.  With moderating fuel prices and fuel surcharge revenue catching up to the higher fuel costs, capacity expansion in the industry at a standstill, or in fact declining, and freight rates rising to meet the challenges of significantly higher insurance and equipment costs, and with Intermodal continuing to produce consistently improving profits, we remain confident in the full-year earnings estimates.

This report contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2002.  We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties on our web site: www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31
	2003		2002
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues	$571,213	100.0%	$510,221	100.0%

Operating expenses
Salaries, wages and employee benefits	191,086	33.5%	195,695	38.4%
Rents and purchased transportation	184,081	32.2%	156,054	30.6%
Fuel and fuel taxes	65,401	11.4%	46,980	9.2%
Depreciation and amortization	37,537	6.6%	35,984	7.1%
Operating supplies and expenses	29,716	5.2%	31,846	6.2%
Insurance and claims	17,445	3.1%	10,960	2.1%
Operating taxes and licenses	8,260	1.4%	7,988	1.6%
General and administrative expenses, net of gains	7,824	1.3%	4,812	0.9%
Communication and utilities	6,003	1.1%	6,271	1.2%
Total operating expenses	547,353	95.8%	496,590	97.3%
Operating income	23,860	4.2%	13,631	2.7%
Interest expense	(5,408)	(0.9)%	(6,836)	(1.3)%
Equity in loss of associated company	(423)	(0.1)%	(450)	(0.1)%
Earnings before income taxes	18,029	3.2%	6,345	1.3%
Income taxes	6,851	1.2%	1,491	0.3%
Net earnings	$11,178	2.0%	$4,854	1.0%
Average basic shares outstanding	39,341		36,264
Basic earnings per share	$0.28		$0.13
Average diluted shares outstanding	40,288		37,269
Diluted earnings per share	$0.28		$0.13

Financial Information By Segment

(dollars in thousands)

(unaudited)

	Three Months Ended March 31
	2003	2002

Gross revenue

Truck	$199,512	$187,729
Intermodal	214,582	185,472
Dedicated	161,586	142,869
Logistics	—	(1)
Subtotal	575,680	516,069
Intersegment eliminations	(4,467)	(5,848)
Consolidated revenue	$571,213	$510,221

Operating income (loss)

Truck	$1,306	$(2,190)
Intermodal	18,849	10,510
Dedicated	3,741	5,321
Logistics and other (1)	(36)	(10)
Operating income	$23,860	$13,631

(1) Includes unallocated corporate support and insurance expenses.

Operating Statistics by Segment

(unaudited)

	Three Months Ended March 31
	2003	2002

Truck
Operating ratio	99.3%	101.2%
Loads	228,380	229,297
Net revenue (excl. fuel surcharge) per company tractor per week	$2,595	$2,477
Length of haul	547	557
RPLM (excl. fsc)	$1.449	$1.394
Loaded miles (000)	126,949	129,424
Total miles (000)	140,274	144,006
Empty miles%	9.5%	10.1%
Average tractors during the period	5,596	5,879
Tractors (end of period)
Company owned	4,795	5,487
Independent contractor	798	451
Total tractors	5,593	5,938
Trailers (end of period)	20,002	20,786
Average effective trailing equipment usage	14,918	15,404

Intermodal
Operating ratio	91.2%	94.3%
Loads	120,855	110,770
Net change in revenue per loaded mile (excl. fsc)	1.2%	1.4%
Revenue per load (excl. fsc)	$1,706	$1,666
Tractors (end of period)	931	918
Containers (end of period)	19,659	18,808
Average effective trailing equipment usage	19,231	17,938

Dedicated
Operating ratio	97.7%	96.3%
Loads	321,288	314,495
Net revenue (excl. fuel surcharge) per tractor per week	$2,640	$2,580
Average tractors during the period	4,679	4,418
Tractors (end of period)	4,552	4,365
Trailers (end of period)	5,853	4,615
Average effective trailing equipment usage	11,382	11,002

Selected Balance Sheet Data

(dollars in thousands)

(unaudited)

	March 31,	December 31,	March 31,
	2003	2002	2002

Current assets	$443,320	$433,181	$329,548

Total assets	1,320,955	1,318,728	1,220,555

Current liabilities	313,857	325,329	228,641

Total debt and capitalized leases	335,645	343,115	408,342

Stockholders' equity	602,334	590,487	472,493